N E W S   R E L E A S E

Inland Real Estate Corporation (Investors/Analysts):

Inland Communications, Inc. (Media):

John Waelti, Financial Relations Board

Darryl Cater, Media Relations Coordinator

(312) 640-6760

(630) 218-8000 x4896

jwaelti@frbir.com

cater@inlandgroup.com

Inland Real Estate Corporation Forms Joint Venture with Pine Tree Institutional Realty and Enters into New Agreement with Zalatoris and Brooks

Oakbrook, Ill. (April 20, 2007) – Inland Real Estate Corporation (NYSE:IRC) of Oakbrook, Ill., and Pine Tree Institutional Realty, LLC of Northbrook, Ill., have formed a joint venture partnership to develop $100 million in new shopping centers per year over the next four years, primarily in the Midwest.  The first phase of the new venture, Pine Tree-Inland Development I, LLC, will be managed and funded by both partners.  Pine Tree Commercial Realty, LLC, an affiliate of Pine Tree Institutional, will be providing day to day site selection, acquisition, development and leasing services, and  IRC will be actively advising the venture in all areas of acquisition, leasing and tenant and community relationships.

About the new venture, IRC Chief Operating Officer Mark Zalatoris said, “We’ve worked with Pine Tree over the past 10 years, so we are very familiar with their track record of developing projects that became good investments for us and enhancements to the Midwest communities we’re interested in.”   Mr. Zalatoris added that IRC typically acquires properties that it believes are well tenanted, well located and ranging in square footage from 75,000 to 300,000 square feet. He said this venture will allow the company to explore ground-up opportunities.  “We believe that expanding into retail development is a natural extension of our core business,” he said, “and we also hope that some of these developments may end up in our portfolio on a long term basis.”

In addition, IRC announced today it has entered into a new employment agreement with its chief operating officer, Mark Zalatoris and with its general counsel and corporate secretary, Beth Sprecher Brooks., both effective as of January 1, 2007.  The employment agreement with Mr. Zalatoris will continue through December 31, 2008 and the agreement with Ms. Sprecher Brooks will continue through December 31, 2007.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 147 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States. To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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